    NEWS   FROM
        Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  October 31, 2007
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

PETROLEUM DEVELOPMENT CORPORATION
COMPLETES PURCHASE OF CASTLE GAS COMPANY, INC.

BRIDGEPORT, WV:  Petroleum Development Corporation (NASDAQ GSM: PETD) announced today that it has completed its previously announced purchase of a majority working interest in approximately 760 natural gas wells located in southwestern Pennsylvania, which are operated by Castle Gas Company, Inc.  The purchase price is approximately $53,000,000 (Fifty Three Million Dollars) and includes approximately 47 Bcfe of reserves net to the purchased interest (15.8 Bcfe net Proved Developed Producing, 31.2 Bcfe of net Proved Undeveloped Reserves) and associated pipelines, real estate, undeveloped acreage and equipment, which includes the assets of Indiana Tri-County Excavating, Co., Inc.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, PDC was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The Company uses in this presentation the terms “probable” and “possible” reserves, which SEC guidelines prohibit in filings of U.S. registrants. Probable reserves are unproved reserves that are more likely than not to be recoverable. Possible reserves are unproved reserves that are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company. In addition, The Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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120 Genesis Boulevard • PO Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597